UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K /A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 4, 2011

ANAVEX LIFE SCIENCES CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51652	20-8365999
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Harrison Street, Suite 315A, Hoboken, New Jersey 07030
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 1-800-689-3939

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

EXPLANATORY NOTE

The original Form 8-K filed on May 6, 2011 is being amended to clarify the securities issued and the fees paid.

Item 3.02 Unregistered Sales of Equity Securities.

On April 20, 2011, Anavex issued a $250,000 convertible debenture to one investor.  The convertible debenture will mature on the earliest of (a) April 20, 2012; (b) conversion of the debentures; or (c) early retirement of the debentures.

On May 4, 2011, Anavex issued a $500,000 convertible debenture to one investor with the same maturity date .

The remainder of the $1,000,000 in convertible debentures is expected to be funded by the end of May 2011.

The convertible debenture s may be converted at any time, prior to maturity, into units of the Company at a conversion price of $3.00 per share.  Each unit is comprised of one share of common stock and one warrant, with each warrant exercisable into one additional common share for two years at an exercise price of $4.00. The convertible debenture is an unsecured obligation and carries an interest rate equal to the 8% per annum on the principal amount.  The convertible debenture s will mature on the earliest of (a) April 20 , 2012; (b) conversion of the debentures; or (c) early retirement of the debentures.

In connection with the issuance of the convertible debentures, the Company paid $100,000 in fees to Weiser Capital Ltd. of the Bahamas.  Concurrently, Weiser Capital Ltd. exercised its right to acquire 33,334 shares and 33,334 warrants of the Company at an aggregate purchase price of $100,000.  The warrants will be exercisable at $4.00 per share for two years.

We issued the securities to non-U.S. person s (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction in which we relied on the registration exemption provided for in Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits
10.1	Form of subscription agreement for convertible debenture (incorporated by reference from our current report on Form 8-K filed on May 9, 2011)
99.1	May 9 , 2011 news release

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANAVEX LIFE SCIENCES CORP.

/s/ Harvey Lalach
President, Chief Operating Officer and Director
Date:  May 9, 2011